Exhibit 8.3













                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                             LEBENTHAL FUNDS, INC.

                                      and

                      STATE STREET BANK AND TRUST COMPANY






















C/M  10675.0002 352052.1

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                               TABLE OF CONTENTS

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

                                                                                          Page


1.      Duties of the Bank.................................................................  1

2.      Fees and Expenses..................................................................  3

3.      Bank as Trustee or Custodian of Retirement Plans...................................  4

4.      National Securities Clearing Corporation Participation.............................  4

5.      Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
        Code...............................................................................  4

6.      Data Access and Proprietary Information............................................  6

7.      Indemnification....................................................................  7

8.      Standard of Care...................................................................  8

9.      Covenants of the Fund and the Bank.................................................  8

10.     Representations and Warranties of the Bank.........................................  9

11.     Representations and Warranties of the Fund......................................... 10

12.     Termination of Agreement........................................................... 10

13.     Additional Funds................................................................... 10

14.     Assignment......................................................................... 11

15.     Amendment.......................................................................... 11

16.     Massachusetts Law to Apply......................................................... 11

17.     Force Majeure...................................................................... 11

18.     Consequential Damages.............................................................. 11

19.     Limitations of Shareholder Liability............................................... 12

C/M  10675.0002 352052.1
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
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20.     Merger of Agreement................................................................ 12

21.     Survival........................................................................... 12

22.     Severability....................................................................... 12

23.     Counterparts....................................................................... 12


C/M  10675.0002 352052.1
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


                     TRANSFER AGENCY AND SERVICE AGREEMENT


        AGREEMENT made as of the________day of November, 1995, by and between LEBENTHAL FUNDS, INC. a Maryland corporation, having its principal office and place of business at 120 Broadway New York, New York 10271, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank");

        WHEREAS, the Bank has been appointed by each of the investment companies (including each series thereof) listed on Schedule A (the "Fund(s)"), each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Bank has accepted each such appointment;

        WHEREAS, the Bank has entered into a Transfer Agency and Service Agreement with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Bank is responsible for certain transfer agency and dividend disbursing functions for each Fund's authorized and issued shares of common stock or shares of beneficial interest as the case may be ("Shares") and each Fund's shareholders ("Shareholders").

        WHEREAS, the Fund desires to appoint the Bank as its transfer agent, and the Bank desires to accept such appointment;

        NOW, THEREFORE, in consideration of the mutual covenant herein contained, the parties hereto agree as follows:

1.      Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Bank shall act as the Fund's transfer agent for Shares in connection with any accumulation plan, open-account, dividend reinvestment plan, retirement plan or similar plan provided to Shareholders and set out in each Fund's currently effective prospectus and statement of additional information ("Prospectus"), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between each Fund and the Bank, the Bank shall provide the services listed in this Section 1.

(a)     The Bank shall:

               (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of each Fund authorized pursuant to the Articles of Incorporation of each Fund (the "Custodian");


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               (ii)  pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

               (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

               (iv)  in respect to the transactions in items (i), (ii) and
                     (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by each Fund;

               (v) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (vi) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (vii) prepare and transmit payments for dividends and
                     distributions declared by each Fund;

               (viii) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and each Fund, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

               (ix) maintain records of account for and advise each Fund and its Shareholders as to the foregoing; and

               (x) Record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) of the Securities Exchange Act of 1934 as amended (the "Exchange Act of 1934") a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding. The Bank shall also provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each Fund.

1.2     (a)    For Reports, the Bank shall:

               (i) maintain all Shareholder accounts, prepare meeting, proxy, and mailing lists, withhold taxes on U.S. resident and non-resident alien accounts, prepare and

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                     file U.S. Treasury Department reports required with
                     respect to dividends and distributions by federal authorities for all Shareholders, prepare confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder account information.

        (b) For blue sky reporting the Bank shall provide a system that will enable each Fund to monitor the total number of Shares sold in each State, and each Fund shall:

               (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and

               (ii) verify the establishment of transactions for each State on the system prior to the activity for each State, the responsibility of the Bank for each Fund's blue sky State Registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

1.3 Per the attached service responsibility schedule procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund and the Bank. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on each Fund's behalf.

1.4 The Bank shall provide additional services on behalf of the Fund (i.e., escheat services) that may be agreed upon in writing between the Bank and the Fund.

2.      Fees and Expenses

2.1 For the performance by the Bank pursuant to this Agreement, each Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section
        2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

2.2 In addition to the fee paid under Section 2.1 above, each Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.3 Each Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies,

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        Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

3.      Bank as Trustee or Custodian of Retirement Plans

        As agreed upon in writing between the parties, the Bank and Fund agree that the Bank may serve as the named custodian or trustee of individual retirement accounts established under section 408 of the Internal Revenue Code (the"Code"), tax-sheltered annuity plans established under section 403(b) of the Code, qualified plans under section 401(a) of the Code, or money purchase plans, pension plans, or profit sharing plans with a cash deferred arrangement under section 401(k) of the Code (collectively "Retirement Plans").

4.      National Securities Clearing Corporation Participation

4.1 Each Fund intends to participate in the National Securities Clearing Corporation ("NSCC") program for the automated registration input process provided by the NSCC's Fund/Serv system and the centralized and standardized communication system for the exchange of customer level information and activity through the NSCC's Networking system. Each Fund hereby instructs the Bank and its service agent to process transactions in the Shareholder accounts for those broker-dealers who are transmitting on behalf of each Fund through the NSCC's Fund/Serv and Networking system. The Bank is hereby instructed to process such shareholder transactions solely on the instructions of the transmitting broker-dealers.

4.2 Each Fund has presented the Bank with the ICI Model Networking Agreement (the "Networking Agreement") and hereby instructs and authorizes State Street to execute and implement the Networking Agreement in order to facilitate such processing. Pursuant to of the Networking Agreement, the broker-dealer engaged by each Fund to participate in Networking on behalf of each Fund is entitled to indemnification from the Bank.

4.3 The Bank is entitled to indemnification from each Fund under the terms of Section 7 of this Agreement. Each Fund hereby agrees that the indemnification of the broker-dealer under the Networking Agreement against the Bank or its sub-contractors hereunder each Fund shall indemnify the Bank pursuant to this Agreement. Notwithstanding anything in the Networking Agreement, each Fund and the Bank agree that the Bank shall have no more liability to either the Fund or the broker-dealer than it has to a Fund under this Agreement.

5.      Wire Transfer Operating Guidelines/Articles 4A of the Uniform
        Commercial Code

5.1 The Bank is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Bank has been instructed to transfer. The Bank shall execute payment orders in compliance with the

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        Security Procedure and with the Fund's instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this time frame will be deemed to have been received the next business day.

5.2 Each Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Bank. Each Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Bank in writing. Each Fund must notify the Bank immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Bank shall verify the authenticity of all such instructions according to the Security Procedure.

5.3 The Bank shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4 When a Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Bank with respect to an ACH credit entry are provisional until the Bank receives final settlement for such entry from the Federal Reserve Bank. If the Bank does not receive such final settlement, each Fund agrees that the Bank shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

5.5 The Bank reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Bank's receipt of such payment order; (b) if initiating such payment order would cause the Bank, in the Bank's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits upon wire transfers which are applicable to the Bank; or (c) if the Bank, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.6 The Bank shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Bank reasonable opportunity to act. However, the Bank assumes no liability if the request for amendment or cancellation cannot be satisfied.


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5.7     The Bank shall assume no responsibility for failure to detect any erroneous payment order provided that the Bank complies with the payment order instructions as received and the Bank complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.8 The Bank shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order unless the Bank is notified of the unauthorized payment order within thirty (30) days or notification by the Bank of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Bank be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

5.9 Confirmation of Bank's execution of payment orders shall ordinarily be provided within 24 hours notice of which may be delivered through the Bank's proprietary information systems, or by facsimile or call-back. Client must report any objections to the execution of an order within 30 days.

6.      Data Access and Proprietary Information

6.1 Each Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and other information furnished to the Fund by the Bank are provided solely in connection with the services rendered under this Agreement and constitute copyrighted trade secrets or propriety information of substantial value to the Bank. Such databases, programs, formats, designs, techniques and other information are collectively referred to below as "Proprietary Information". Each Fund agrees that it shall treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as expressly permitted hereunder. Each Fund agrees for itself and its employees and agents:

        (a) to use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the locations agreed to between the Fund and the Bank and (iii) in accordance with the Bank's applicable user documentation;

        (b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computers) any part of any Proprietary Information;

        (c) to refrain from obtaining unauthorized access to any programs, data or other information not owned by the Fund, and if such access is accidently obtained, to respect and safeguard the same Proprietary Information;

        (d) to refrain from causing or allowing information transmitted from the Bank's computer to the Fund's terminal to be retransmitted to any other computer

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C/M  10675.0002 352052.1

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               terminal or other device except as expressly permitted by the
               Bank, such permission not to be unreasonably withheld;

        (e) that the Fund shall have access only to those authorized transactions as agreed to between the Fund and the Bank; and

        (f) to honor reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law and under applicable statutes.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to Section 6.

7.      Indemnification

7.1 The Bank shall not be responsible for, and each Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

        (a) all actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

        (b)    the Fund's lack of good faith, negligence or willful misconduct;

        (c) the reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar excluding the Bank;

        (d) the reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund; and

        (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

7.2 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action

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        taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.

        The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank.

        The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

8.      Standard of Care

        The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

9.      Covenants of the Fund and the Bank

9.1     The Fund shall promptly furnish to the Bank the following:

        (a) a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

        (b) a copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.


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9.2     The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

9.4 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

9.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

10.     Representations and Warranties of the Bank

        The Bank represents and warrants to the Fund that:

        (a) it is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

        (b) it is duly qualified to carry on its business in The Commonwealth of Massachusetts;

        (c) it is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

        (d) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

        (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and


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        (f)    it is registered as a transfer agent under Section 17A(c)(2) of the Exchange Act.

11.     Representations and Warranties of the Fund

        The Fund represents and warrants to the Bank that:

        (a) it is a corporation duly organized and existing and in good standing under the laws of Maryland;

        (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

        (c) all corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

12.     Termination of Agreement

12.1    This Agreement shall continue for a period of       years (the "Initial
        Term") and be renewed or terminated as stated below.

12.2 This Agreement shall terminate upon the termination of the Transfer Agency Agreement between the Funds and the Bank.

12.3 This Agreement may be terminated or renewed after the Initial Term by either party upon ninety (90) days written notice to the other.

12.4 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

13.     Additional Funds

13.1 If the Fund and the Bank wish the Bank to act as transfer agent for additional investment companies registered under the Investment Company Act of 1940 as amended or series shall be Funds hereunder.

13.2 The parties will amend Schedule A and duly authorized officers of each party shall agree in writing for the Bank to act as transfer agent for such new funds (including series thereof) under this Agreement.


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14.     Assignment

14.1 Except as provided in Section 14.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

14.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (a) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (b) National Financial Data Services, Inc., a subsidiary of BFDS duly registered as a transfer agent pursuant to Section 17A(c)(2) or (c) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15.     Amendment

        This Agreement may be amended or modified by a written agreement executed by both parties.

16.     Massachusetts Law to Apply

        This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

17.     Force Majeure

        In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

18.     Consequential Damages

        Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.


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19.     Limitations of Shareholder Liability

        Each party hereby expressly acknowledges that recourse against the Funds shall be subject to those limitations provided by governing law and the Articles of Incorporation of the Funds, as applicable, and agrees that obligations assumed by the Funds pursuant to the Transfer Agency Agreement shall be limited in all cases to the Funds and their respective assets. Each party shall not seek satisfaction from the Shareholders or any individual Shareholder of the Funds, nor shall any party seek satisfaction of any obligations from the Directors or any individual Director of the Funds.

20.     Merger of Agreement

        This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

21.     Survival

        All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and\or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

22.     Severability

        If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.     Counterparts

        This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day of November, 1995.



                                            LEBENTHAL FUNDS, INC.


                                            BY:

                                            TITLE:

ATTEST:







                                            STATE STREET BANK AND TRUST COMPANY



                                            BY:

                                            TITLE:  Executive Vice President

ATTEST:









                                     -13-
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                                  SCHEDULE A


FUNDS

Lebenthal New York Municipal Bond Fund
Lebenthal New Jersey Municipal Bond Fund
Lebenthal Taxable Municipal Bond Fund

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                       STATE STREET BANK & TRUST COMPANY
                        FUND SERVICE RESPONSIBILITIES*

Service Performed                                             Responsibility
                                                            Bank           Fund

1.      Receives orders for the purchase
        of Shares.

2.      Issue Shares and hold Shares in
        Shareholders accounts.

3.      Receive redemption requests.

4.      Effect transactions 1-3 above
        directly with broker-dealers.

5.      Pay over monies to redeeming
        Shareholders.

6.      Effect transfers of Shares.

7.      Prepare and transmit dividends
        and distributions.

8.      Issue Replacement Certificates.

9.      Reporting of abandoned property.

10.     Maintain records of account.

11.     Maintain and keep a current and
        accurate control book for each
        issue of securities.

12.     Mail proxies.

13.     Mail Shareholder reports.

14.     Mail prospectuses to current
        Shareholders.

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Service Performed                                             Responsibility
                                                            Bank           Fund

15.     Withhold taxes on U.S. resident
        and non-resident alien accounts.

16.     Prepare and file U.S. Treasury
        Department forms.

17.     Prepare and mail account and
        confirmation statements for
        Shareholders.

18.     Provide Shareholder account
        information.

19.     Blue sky reporting.

*       Such services are more fully described in Section 1 of the Agreement.


                                            LEBENTHAL FUNDS, INC.


                                            BY:

                                            TITLE:
ATTEST:




                                            STATE STREET BANK AND TRUST COMPANY


                                            BY:

                                            TITLE:  Executive Vice President
ATTEST:



C/M  10675.0002 352052.1